EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 171 to Registration Statement No. 02-90946 on Form N-1A of our report dated March 17, 2011, relating to the financial statements and financial highlights of Eaton Vance Parametric Structured International Equity Fund one of the Funds constituting Eaton Vance Mutual Funds Trust, appearing in the Annual Reports on Form N-CSR of Eaton Vance Mutual Funds Trust, for the year ended January 31, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts May 26, 2011